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                                                                      EXHIBIT 12

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The ratio of earnings to combined fixed charges and preferred stock dividends are as follows:

                                                                        YEAR ENDED DECEMBER 31
                                                             --------------------------------------------
                                                             1997      1996      1995      1994      1993
                                                             ----      ----      ----      ----      ----
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends(1).......................................  2.60X     2.66X     2.92X     2.69X     3.51X

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(1) For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, net earnings (before extraordinary charge from prepayment of debt in 1995) has been added to fixed charges and that sum has been divided by such fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and, starting with the period ended December 31, 1997, preferred stock dividends for the Series A Cumulative Preferred Stock, which is the only series of preferred stock outstanding at December 31, 1997.